Exhibit 99.1

Bit Digital, Inc. Announces Second Quarter 2026 Financial Results

NEW YORK, August 13, 2026 /PRNewswire/ — Bit Digital, Inc. (Nasdaq: BTBT) (the “Company”), a publicly listed Strategic Asset Company focused on Ethereum (“ETH”) strategies and AI/HPC infrastructure, today announced its financial results for the second quarter of 2026. The Company will host a conference call on August 13, 2026, at 10:30 AM ET to discuss results (click here for registration information).

Financial Highlights for the Second Quarter of 2026

The Company’s second quarter results reflected revenue growth across its infrastructure businesses, improved operating cash flow, and the execution of a treasury-backed financing that funded development of WhiteFiber’s NC-1 data center campus without selling ETH or issuing equity at either company.

Results for the second quarter of 2026 include the consolidated financial performance of WhiteFiber Inc. (Nasdaq: WYFI), with a portion of results attributable to non-controlling interests.

●	Total revenue for the second quarter of 2026 was $32.1 million, a 15% increase compared to $27.9 million in the first quarter of 2026. For the six months ended June 30, 2026, total revenue was $60.0 million, an 18% increase year over year.

●	Gross profit for the second quarter was $18.6 million, a gross margin of 57.9%.

●	Revenue from cloud services was $23.8 million, a 42% increase from the prior quarter, at a gross margin of approximately 58%, driven by new contracts entering service and expansion of existing agreements. For the six months, cloud services revenue increased 29% year over year.

●	Revenue from colocation services was $4.7 million, essentially unchanged from the prior quarter, at a gross margin of approximately 63%. For the six months, colocation revenue increased 182% year over year. NC-1 is not reflected in second quarter results and is expected to begin contributing in the third quarter.

●	Revenue from ETH staking was $0.9 million, compared to $2.3 million in the prior quarter. For the six months, ETH staking revenue increased 246% year over year. The sequential decline reflected the repositioning of ETH into liquid staking to collateralize the WhiteFiber financing described below, together with lower average ETH prices during the quarter.

●	Revenue from digital asset mining was $2.4 million, on 32.3 bitcoin mined compared to 48.1 bitcoin in the prior quarter. For the six months, mining revenue declined 58% year over year, consistent with the continued wind-down of the business. The segment generated a gross margin of approximately 26% for the second quarter.

●	Net loss attributable to Bit Digital shareholders for the second quarter was $(107.2) million, or $(0.31) per diluted share, compared to $(146.7) million, or $(0.45) per diluted share in the first quarter. Results continued to be impacted by non-cash movements on digital assets and non-operating items, which together accounted for approximately $86 million of the quarterly loss.

●	Net cash provided by operating activities was $46.8 million for the six months ended June 30, 2026, a 33% increase compared to $35.1 million in the same period of 2025.

●	Cash and cash equivalents totaled approximately $83.6 million as of June 30, 2026, compared to $79.5 million as of March 31, 2026. Of that balance, approximately $27.5 million was held at Bit Digital and approximately $56.1 million at WhiteFiber.

●	Contract liabilities were $143.1 million as of June 30, 2026, compared to $79.6 million as of December 31, 2025. Remaining performance obligations were approximately $1.0 billion at quarter end, of which approximately $57.7 million is expected to be recognized during the balance of 2026, $136.7 million in 2027, and $105.1 million in 2028, and the remainder thereafter.

●	Convertible notes were $336.2 million as of June 30, 2026, compared to $334.2 million as of March 31, 2026.

●	As of June 30, 2026, Bit Digital held 27,043,750 WhiteFiber shares, with an implied value of approximately $1.05 billion based on the Nasdaq closing price of $38.85 per share on that date.

Ethereum Treasury Update

As of June 30, 2026, the Company held approximately 164,310.5 ETH,[1] with a market value based on a closing ETH price of approximately $1,569 on that date.

●	75,757.5 ETH was held directly at a fair value of $118.9 million, including ETH natively staked through the Company’s validator partner.

●	During the quarter, the Company liquid staked 73,235 ETH and received 66,192 LsETH in exchange. Of that balance, 49,000 LsETH was pledged as collateral in connection with the Company’s collateralized borrowing and is reflected on the balance sheet as a digital asset collateral receivable of $105.6 million. The remaining 17,192 LsETH is carried within digital intangible assets at $27.6 million and is retained as a buffer against margin requirements.

●	On May 11, 2026, the Company purchased 8,568 ETH for $20 million, at an average cost of approximately $2,334.25 per ETH. The Company sold no ETH during the quarter.

LsETH is accounted for separately from ETH under different guidance and is carried at cost less impairment rather than fair value. The reclassification changed where the position appears on the balance sheet without changing the Company’s underlying economic exposure. The Company recorded a non-cash impairment of $46.0 million on LsETH during the quarter, which does not represent a realized loss.

Strategic Asset Company Strategy

Bit Digital operates as a Strategic Asset Company, allocating capital across two core areas: Ethereum as economic infrastructure, and AI infrastructure through its majority ownership stake in WhiteFiber.

During the second quarter, the Company raised $50 million of liquidity against a portion of its ETH treasury and used its own balance sheet to originate a delayed draw term facility for WhiteFiber, with commitments of up to $150 million, guaranteed by the WhiteFiber parent. The facility provided WhiteFiber with additional liquidity to support its growth initiatives, including the development of the NC-1 data center campus. Structuring the transaction this way preserved the Company’s ETH position and avoided issuing equity at either company. The transaction was reviewed by independent committees at both companies, with fairness opinions delivered to their respective boards.

The Company does not intend to sell WhiteFiber shares in 2026 and continues to view the position as a long-term strategic asset.

Bitcoin Mining Update

Bit Digital continued reducing exposure to bitcoin mining during the quarter as part of its transition toward Ethereum and infrastructure-related operations. Mining remains gross margin positive but is no longer a strategic growth priority.

The Company does not expect to allocate meaningful growth or maintenance capital to this segment going forward. Capital allocation is expected to continue shifting toward Ethereum and infrastructure-related opportunities.

Management Commentary

“This quarter was about capital allocation,” said Sam Tabar, CEO of Bit Digital. “WhiteFiber required interim capital to support its growth initiatives while pursuing permanent financing for NC-1. Bit Digital borrowed against a portion of its ETH treasury and became the lender, allowing us to support WhiteFiber’s growth without selling Ethereum or diluting our ownership.”

“That decision reflects how we operate. We are not trying to hold the most ETH. We are trying to get the most out of the ETH we hold. Our strategy is to build a productive balance sheet — assets that earn while they appreciate, assets that finance operating businesses, and businesses that generate cash flow we can reinvest.”

“WhiteFiber, our largest asset by market value, continued to reach important operating and commercial milestones. Initial billing has commenced at NC-1, with full contracted run-rate billing across 40 megawatts of contracted IT load expected later this month. Since its last earnings call, WhiteFiber has also signed new multi-year Cloud Services agreements representing more than $540 million of aggregate contract value over their initial terms. Based on contracts signed to date, its Cloud Services portfolio is expected to generate more than $200 million of annualized revenue once fully deployed.”

“Our operating results improved through the quarter. Our valuation did not. The market continues to value Bit Digital primarily as a passive digital asset treasury, and the Board is currently evaluating our options to address that disconnect.”

[1] Includes approximately 15,318 ETH and ETH-equivalents held in an externally managed fund, and approximately 73,235 ETH presented on an as-converted basis from LsETH using the Coinbase conversion rate as of June 30, 2026.

About Bit Digital

Bit Digital (NASDAQ: BTBT) is a Strategic Asset Company (SAC) focused on active participation in Ethereum infrastructure and controlling equity exposure to AI/HPC infrastructure through its majority ownership stake in WhiteFiber (NASDAQ: WYFI). The Company purchases and stakes ETH to generate protocol-native yield and participates directly in the Ethereum network. Bit Digital allocates capital with a focus on long-duration, foundational infrastructure, and disciplined balance sheet management. For additional information, please contact ir@bit-digital.com, visit our website at www.bit-digital.com or follow us on LinkedIn or X.

Investor Notice

Investing in our securities involves risks worth considering, before making an investment decision. All current and potential investors are advised to regularly review the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025 (Annual Report) and any subsequently filed quarterly reports on Form 10-Q and any Current Reports on Form 8-K.  If any material risks were to occur – including those not presently known to us or currently deemed immaterial – our business operations may be impaired, and our financial condition or operating results would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See “Safe Harbor Statement” below.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Bit Digital, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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